Exhibit 99

Acadia Healthcare Names Senior Healthcare Investment Banker Jason Bernhard to Board of Directors

Adds Business, Financial and Capital Markets Expertise to Acadia Board

FRANKLIN, Tenn.--(BUSINESS WIRE)--December 17, 2019--Acadia Healthcare Company, Inc. (NASDAQ: ACHC) today announced that Jason R. Bernhard has been appointed to serve as an independent director on its Board of Directors. Mr. Bernhard’s appointment, which is effective immediately, will increase the size of the Acadia Board to eight members, seven of whom are independent.

Mr. Bernhard is currently Chief Operating Officer, Financial Advisory North America; Managing Director, Head of North America Healthcare Investment Banking; and a Vice Chairman of Investment Banking at Lazard. Prior to joining Lazard in 1997, Mr. Bernhard was an investment banker at Citigroup (formerly Smith Barney) and Merrill Lynch. Mr. Bernhard earned a Bachelor of Arts degree from the University of Pennsylvania in 1988 and an MBA from The Wharton School at the University of Pennsylvania in 1993.

“On behalf of the Acadia Board of Directors, I am delighted to welcome Jason to the Board,” said Reeve B. Waud, Chairman of Acadia’s Board. “Bringing over 25 years of investment banking experience, Jason’s unique perspectives as one of the leading investment bankers in the healthcare industry and his tremendous business, financial and capital markets expertise will be highly valuable as we continue to pursue Acadia’s strategic priorities and drive long-term, sustainable shareholder value.”

Mr. Bernhard stated, “Acadia is uniquely positioned as the leading behavioral healthcare platform. I’m honored to be joining the Acadia Board and look forward to contributing to its continued success.”

About Acadia Healthcare Company, Inc.

Acadia is a provider of behavioral healthcare services. At September 30, 2019, Acadia operated a network of 589 behavioral healthcare facilities with approximately 18,000 beds in 40 states, the United Kingdom and Puerto Rico. Acadia provides behavioral health and addiction services to its patients in a variety of settings, including inpatient psychiatric hospitals, specialty treatment facilities, residential treatment centers and outpatient clinics.

Contacts

Gretchen Hommrich
Director, Investor Relations
(615) 861-6000